April 2016

Pricing Supplement No. 69
Registration Statement No. 333-209682
Dated April 29, 2016
Filed pursuant to Rule 424(b)(2)

Structured Investments

Buffered Jump Securities Based on the 10-Year U.S. Dollar ICE Swap Rate due June 5, 2017

Principal at Risk Securities

The Buffered Jump Securities are unsecured and unsubordinated obligations of JPMorgan Chase & Co., do not pay interest, provide a minimum payment at maturity of only 15.00% of the stated principal amount and have the terms described in the accompanying product supplement, the prospectus supplement and the prospectus, as supplemented or modified by this document. The securities provide for a payment at maturity based on the percentage change of the 10-Year U.S. Dollar ICE Swap Rate (the “ICE Swap Rate”) determined as set forth below (the “reference rate”) from the reference rate on the pricing date (the “initial reference rate”) to the reference rate on the valuation date (the “final reference rate”). The ICE Swap Rate, at any given time, generally indicates the fixed rate of interest paid (annually) that a counterparty in the swaps market would have to pay for a fixed-for-floating U.S. dollar interest rate swap transaction with a 10-year maturity in order to receive a floating rate (paid quarterly) equal to three-month U.S. dollar London Interbank Offered Rate (“three-month USD LIBOR”) for that same maturity. The ICE Swap Rate is one of the market-accepted indicators of longer-term interest rates. At maturity, you will receive for each security that you hold an amount in cash that will vary depending on the performance of the reference rate, as determined on the valuation date. If the reference rate is flat, appreciates at all or depreciates by up to the specified buffer amount on the valuation date as compared to the initial reference rate, investors will receive for each security that they hold at maturity an upside payment of $100.00 per security in addition to the stated principal amount. However, if the reference rate has declined by more than the buffer amount, at maturity investors will lose 1% for every 1% decline beyond the specified buffer amount, subject to the minimum payment at maturity of 15.00% of the stated principal amount. A very small percentage point change in the reference rate can result in a significant loss on the securities. For example, assuming an initial reference rate of 1.80%, if the reference rate were to decline by only 0.90 percentage points to a final reference rate of 0.90%, which represents a 50% decline from the initial reference rate, investors would lose 35% of the stated principal amount. You may lose up to 85.00% of the stated principal amount of the Buffered Jump Securities at maturity. The appreciation potential of the securities will be limited to the fixed upside payment. The Buffered Jump Securities are for investors who are willing to risk their principal and forgo current income in exchange for the upside payment and buffer features that, in each case, apply to a limited range of the performance of the reference rate. All payments on the securities are subject to the credit risk of JPMorgan Chase & Co.

SUMMARY TERMS
Issuer:		JPMorgan Chase & Co.
Reference rate:		10-Year U.S. Dollar ICE Swap Rate (the “ICE Swap Rate”) determined as set forth under “Supplemental Terms of the Securities” in this document
Aggregate principal amount:		$666,000
Payment at maturity:		▪ If the final reference rate is greater than or equal to the initial reference rate or is less than the initial reference rate by up to the buffer amount of 15.00%, you will receive at maturity a cash payment per $1,000 stated principal amount security equal to:
$1,000 + upside payment
▪ If the final reference rate is less than the initial reference rate by more than the buffer amount of 15.00%, for each $1,000 stated principal amount security,
($1,000 × reference rate performance factor) + $150.00
This amount will be less than the stated principal amount of $1,000 per security. However, subject to the credit risk of JPMorgan Chase & Co., under no circumstances will the securities pay less than $150.00 per security at maturity.
Upside payment:		$100.00 per security (10.00% of the stated principal amount). The upside payment is a fixed amount and is not linked to the reference rate.
Buffer amount:		15.00%
Reference rate performance factor:		final reference rate / initial reference rate. In no event, however, will the reference rate performance factor be less than 0%.
Initial reference rate:		1.724%, which was the reference rate on the pricing date
Final reference rate:		The reference rate on the valuation date
Stated principal amount:		$1,000 per security
Issue price:		$1,000 per security (see “Commissions and issue price” below)
Pricing date:		April 29, 2016
Original issue date (settlement date):		May 4, 2016 (3 business days after the pricing date)
Valuation date:		May 31, 2017, subject to postponement as described under “Supplemental Terms of the Securities” in this document
Maturity date:		June 5, 2017, subject to postponement as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement
CUSIP / ISIN:		48128GTJ9 / US48128GTJ93
Listing:		The securities will not be listed on any securities exchange.
Agent:		J.P. Morgan Securities LLC (“JPMS”)
Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per security	$1,000.00	$10.00(2)	$987.50
		$2.50(3)	$6,576.75
Total	$666,000	$8,325	$
(1)	See “Additional Information about the Securities — Supplemental use of proceeds and hedging” in this document for information about the components of the price to public of the securities.
(2)	JPMS, acting as agent for JPMorgan Chase & Co.,will pay all of the selling commissions of $10.00 received from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.
(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $2.50 for each $1,000 stated principal amount security

The estimated value of the securities, when the terms of the securities were set, was $981.40 per $1,000 stated principal amount security. See “Additional Information about the Securities — The estimated value of the securities” in this document for additional information.

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement and “Risk Factors” beginning on page 4 of this document.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the Securities” at the end of this document.

Product supplement no. 4-I dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012644/crt_dp64831-424b2.pdf

Prospectus supplement and prospectus, each dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf

Buffered Jump Securities Based on the 10-Year U.S. Dollar ICE Swap Rate due June 5, 2017

Principal at Risk Securities

Supplemental Terms of the Securities

With respect to any day, the “reference rate” refers to the 10-Year U.S. Dollar ICE Swap Rate, which is the rate for a U.S. dollar interest rate swap with a designated maturity of 10 years that appears on Reuters page “ICESWAP1” (or any successor page) at approximately 11:15 a.m., New York City time, on that day, as determined by the calculation agent. This rate is administered by ICE Benchmark Administration.

The valuation date is a Determination Date for purposes of the accompanying product supplement no. 4-I, but is not subject to postponement under “General Terms of Notes — Postponement of a Determination Date.” Instead, it is subject to postponement as described below. If the valuation date is not a swap business day or the reference rate cannot be determined by reference to Reuters page “ICESWAP1” (or any successor page) on that day, the valuation date will be postponed to the immediately succeeding swap business day on which the reference rate can be determined by reference to Reuters page “ICESWAP1” (or any successor page).  In no event, however, will the valuation date be postponed to a date that is after the third business day after the valuation date, as originally scheduled (the “final disrupted valuation date”).  If the valuation date has been postponed to the final disrupted valuation date and that day is not a swap business day or the reference rate cannot be determined by reference to Reuters page “ICESWAP1” (or any successor page) on that day, then the calculation agent will determine the reference rate for the valuation date on the final disrupted valuation date in good faith and in a commercially reasonable manner.

A “swap business day” means any day except for Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income department of its members be closed for the entire day for purposes of trading in U.S. government securities.

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Principal at Risk Securities

How the Buffered Jump Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities based on the following terms:

Stated principal amount:	$1,000 per security
Upside payment:	$100.00 (10.00% of the stated principal amount) per $1,000 stated principal amount security
Buffer amount:	15.00%
Minimum payment at maturity:	$150.00 per security

Buffered Jump Securities Payoff Diagram

How it works

▪	Upside Scenario. If the final reference rate is greater than or equal to the initial reference rate or is less than the initial reference rate by up to the buffer amount of 15.00%, the payment at maturity in all cases is equal to and will not exceed the $1,000 stated principal amount plus the upside payment amount of $100.00. In the payoff diagram, an investor will receive the hypothetical payment at maturity of $1,100.00 per security if the final reference rate is greater than or equal to 85% of the initial reference rate.
▪	Downside Scenario. If the final reference rate is less than the initial reference rate by more than the buffer amount of 15.00%, at maturity investors will receive an amount that is less than the stated principal amount by an amount proportionate to the percentage decrease of the final reference rate from the initial reference rate, plus the buffer amount of 15.00%. The minimum payment at maturity is $150.00 per security.
o	For example, if the reference rate depreciates 50%, investors will lose 35% of their principal and receive only $650.00 per security at maturity, or 65% of the stated principal amount.
o	A very small percentage point change in the reference rate can result in a significant loss on the securities. In the example above, assuming an initial reference rate of 1.80%, if the reference rate were to decline by only 0.90 percentage points to a final reference rate of 0.90%, which represents a 50% decline from the initial reference rate, investors would lose 35% of the stated principal amount. Investors may lose up to 85% of the stated principal amount of the securities.

The hypothetical returns and hypothetical payments on the securities shown above apply only if you hold the securities for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

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Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” of the accompanying product supplement. We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

▪	The securities do not pay interest and you could lose up to 85.00% of your principal amount at maturity. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest and provide a minimum payment at maturity of only 15.00% of your stated principal amount, subject to the credit risk of JPMorgan Chase & Co. If the final reference rate has declined by an amount greater than the buffer amount of 15.00% from the initial reference rate, you will receive for each security that you hold a payment at maturity that is less than the stated principal amount of each security by an amount proportionate to the decline in the final reference rate on the valuation date from the initial reference rate, plus $150.00 per security. A very small percentage point change in the reference rate can result in a significant loss on the securities. For example, assuming an initial reference rate of 1.80%, if the reference rate were to decline by only 0.90 percentage points to a final reference rate of 0.90%, which represents a 50% decline from the initial reference rate, investors would lose 35% of the stated principal amount. Accordingly, you could lose up to 85.00% of your principal amount.
▪	Appreciation potential is fixed and limited. If the final reference rate is greater than or equal to the initial reference rate or is less than the initial reference rate by up to the buffer amount, the appreciation potential of the securities is limited to the fixed upside payment of $100.00 per security (10.00% of the stated principal amount), even if the final reference rate is significantly greater than the initial reference rate. See “How the Buffered Jump Securities Work” on page 3 above.
▪	Your ability to receive the upside payment may terminate on the valuation date. If the final reference rate is less than the initial reference rate by more than the buffer amount, you will not be entitled to receive the upside payment at maturity. Under these circumstances, you will lose up to 85.00% of your principal amount at maturity.
▪	The securities are subject to the credit risk of JPMorgan Chase & Co., and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the securities. Any actual or anticipated decline in our credit ratings or increase in the credit spreads determined by the market for taking our credit risk is likely to adversely affect the market value of the securities. If we were to default on our payment obligations, you may not receive any amounts owed to you under the securities and you could lose your entire investment.
▪	Economic interests of the issuer, the calculation agent, the agent of the offering of the securities and other affiliates of the issuer may be different from those of investors. We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as an agent of the offering of the securities, hedging our obligations under the securities and making the assumptions used to determine the pricing of the securities and the estimated value of the securities, which we refer to as the estimated value of the securities. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. The calculation agent will determine the initial reference rate and the final reference rate and will calculate the amount of payment you will receive at maturity. Determinations made by the calculation agent, including with respect to the determination of the reference rate if the reference rate cannot be determined by reference to the applicable Reuters page, may affect the payment to you at maturity.

In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the securities and the value of the securities. It is possible that hedging or trading activities of ours or our affiliates in connection with the securities could result in substantial returns for us or our affiliates while the value of the securities declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

▪	The estimated value of the securities is lower than the original issue price (price to public) of the securities. The estimated value of the securities is only an estimate determined by reference to several factors. The original issue price of the securities exceeds the estimated value of the securities because costs associated with selling, structuring and hedging the securities are included in the original issue price of the securities. These costs include the selling commissions, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities. See “Additional Information about the Securities — The estimated value of the securities” in this document.
▪	The estimated value of the securities does not represent future values of the securities and may differ from others’ estimates. The estimated value of the securities is determined by reference to internal pricing models of our affiliates. This estimated value of the securities is based on market conditions and other relevant factors existing at the time of pricing and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for securities that are greater than or less than the estimated value of the securities. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the securities could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy securities from you in secondary market transactions. See “Additional Information about the Securities — The estimated value of the securities” in this document.
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Principal at Risk Securities

▪	The estimated value of the securities is derived by reference to an internal funding rate. The internal funding rate used in the determination of the estimated value of the securities is based on, among other things, our and our affiliates’ view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for our conventional fixed-rate debt. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the securities and any secondary market prices of the securities. See “Additional Information about the Securities — The estimated value of the securities” in this document.
▪	The value of the securities as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the securities for a limited time period. We generally expect that some of the costs included in the original issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, the structuring fee, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Additional Information about the Securities — Secondary market prices of the securities” in this document for additional information relating to this initial period. Accordingly, the estimated value of your securities during this initial period may be lower than the value of the securities as published by JPMS (and which may be shown on your customer account statements).
▪	Secondary market prices of the securities will likely be lower than the original issue price of the securities. Any secondary market prices of the securities will likely be lower than the original issue price of the securities because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and the structuring fee and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the securities. As a result, the price, if any, at which JPMS will be willing to buy securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the securities.

The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity. See “— Secondary trading may be limited” below.

▪	Secondary market prices of the securities will be impacted by many economic and market factors. The secondary market price of the securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, structuring fee, projected hedging profits, if any, estimated hedging costs and the closing level of the reference rate, including:
o	any actual or potential change in our creditworthiness or credit spreads;
o	customary bid-ask spreads for similarly sized trades;
o	our internal secondary market funding rates for structured debt issuances;
o	the actual and expected volatility of the reference rate;
o	the time to maturity of the securities;
o	interest and yield rates in the market generally; and
o	a variety of other economic, financial, political, regulatory, and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the securities, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the securities, if any, at which JPMS may be willing to purchase your securities in the secondary market.

▪	The reference rate will be affected by a number of factors. The reference rate will depend on the a number of factors, including, but not limited to:
o	changes in, or perceptions about, future reference rate levels;
o	general economic conditions: the economic, financial, political, regulatory and judicial events that affect financial markets generally will affect the reference rate;
o	prevailing interest rates: the reference rate is subject to daily fluctuations depending on the levels of prevailing interest rates in the market generally; and
o	policy of the Federal Reserve Board regarding interest rates.

These and other factors may have a negative effect on the performance of the reference rate.

▪	The reference rate may be volatile. The reference rate is subject to volatility due to a variety of factors affecting interest rates generally, including:
o	sentiment regarding underlying strength in the U.S. and global economies;
o	expectations regarding the level of price inflation;
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Principal at Risk Securities

o	sentiment regarding credit quality in U.S. and global credit markets;
o	central bank policy regarding interest rates; and
o	performance of capital markets.

The reference rate may be negative. A final reference rate that is less than the initial reference rate by more than the buffer amount will result in a reduction of principal payment at maturity. In addition, these and other factors may have a negative impact on the value of your securities in the secondary market.

▪	The ICE Swap Rate and the manner in which it is calculated may change in the future. There can be no assurance that the method by which the ICE Swap Rate is calculated will continue in its current form. Any changes in the method of calculation could reduce the reference rate.
▪	The reference rate may be determined by the calculation agent in good faith and in a commercially reasonable manner. If the valuation date is not a swap business day or the reference rate cannot be determined by reference to Reuters page “ICESWAP1” (or any successor page) on that day, the valuation date will be postponed for up to three business days, after which the reference rate will be determined by the calculation agent, in good faith and in a commercially reasonable manner. The reference rate determined in this manner may be different from the rate that would have been published on the applicable Reuters page and may be different from other published levels, or other estimated levels, of the ICE Swap Rate.
▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the securities. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities on or prior to the pricing date and prior to maturity could adversely affect the level of the reference rate and, as a result, could decrease the amount an investor may receive on the securities at maturity. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial reference rate and, therefore, could potentially increase the value that the final reference rate must reach before you receive a payment at maturity that exceeds the issue price of the securities or so that you do not suffer a loss on your initial investment in the securities. Additionally, these hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the final reference rate and, accordingly, the payment to you at maturity. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the securities declines.
▪	Secondary trading may be limited. The securities will not be listed on a securities exchange. There may be little or no secondary market for the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. JPMS may act as a market maker for the securities, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which JPMS is willing to buy the securities. If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the securities.
▪	The tax consequences of an investment in the securities are uncertain. There is no direct legal authority as to the proper U.S. federal income tax characterization of the securities, and we do not intend to request a ruling from the IRS. The IRS might not accept, and a court might not uphold, the treatment of the securities described in “Additional Information about the Securities ― Additional Provisions ― Tax considerations” in this document and in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement. If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of any income or loss on the securities could differ materially and adversely from our description herein. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.
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10-Year U.S. Dollar ICE Swap Rate Overview

The ICE Swap Rate is the “constant maturity swap rate” that measures the annual fixed rate of interest payable on a hypothetical fixed-for-floating U.S. dollar interest rate swap transaction with a 10-year maturity. In such a hypothetical swap transaction, the fixed rate of interest, payable semi-annually on the basis of a 360-day year consisting of twelve 30-day months, is exchangeable for a floating three-month USD London Interbank Offered Rate (“three-month USD LIBOR”) based payment stream that is payable quarterly on the basis of the actual number of days elapsed during a quarterly period in a 360-day year. Three-month USD LIBOR reflects the rate at which banks lend U.S. dollars to each other for a term of three months in the London interbank market. The ICE Swap Rate is one of the market-accepted indicators of longer-term interest rates.

Information as of market close on April 29, 2016:

Current Reference Rate:	1.724%	52 Week High (on 6/26/2015):	2.554%
52 Weeks Ago (on 4/29/2015):	2.136%	52 Week Low (on 2/24/2016):	1.522%

The table below sets forth the published high and low reference rates, as well as end-of-quarter reference rates, for each quarter in the period from January 1, 2011 through April 29, 2016. The reference rate on April 29, 2016 was 1.724%. The associated graph shows the reference rate for each day in the same period. We obtained the reference rate information above and in the table and graph below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The historical reference rates should not be taken as an indication of its future performance, and there can be no assurance as to the reference rate at any time, including on the valuation date.

10-Year U.S. Dollar ICE Swap Rate	High	Low	Period End
2011
First Quarter	3.830%	3.344%	3.573%
Second Quarter	3.688%	3.014%	3.283%
Third Quarter	3.318%	1.966%	2.107%
Fourth Quarter	2.461%	2.017%	2.044%
2012
First Quarter	2.434%	1.929%	2.234%
Second Quarter	2.338%	1.661%	1.772%
Third Quarter	1.954%	1.541%	1.672%
Fourth Quarter	1.861%	1.627%	1.785%
2013
First Quarter	2.139%	1.848%	2.006%
Second Quarter	2.857%	1.820%	2.713%
Third Quarter	3.159%	2.685%	2.788%
Fourth Quarter	3.086%	2.630%	3.086%
2014
First Quarter	3.072%	2.743%	2.859%
Second Quarter	2.925%	2.502%	2.624%
Third Quarter	2.775%	2.479%	2.635%
Fourth Quarter	2.622%	2.209%	2.306%
2015
First Quarter	2.349%	1.815%	2.032%
Second Quarter	2.554%	1.943%	2.458%
Third Quarter	2.522%	2.007%	2.007%
Fourth Quarter	2.271%	1.925%	2.183%
2016
First Quarter	2.165%	1.522%	1.666%
Second Quarter	1.786%	1.581%	1.724%

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Principal at Risk Securities

10-Year U.S. Dollar ICE Swap Rate – Daily Reference Rates January 7, 2011 to April 29, 2016

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Additional Information about the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Postponement of maturity date:	If the scheduled maturity date is not a business day, then the maturity date will be the following business day. If the scheduled valuation date is not a swap business day so that the valuation date is postponed and falls less than three business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the third business day following the valuation date as postponed.
Minimum ticketing size:	$1,000/1 security
Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
The estimated value of the securities:

The estimated value of the securities set forth on the cover of this document is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the securities, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the securities. The estimated value of the securities does not represent a minimum price at which JPMS would be willing to buy your securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the securities is based on, among other things, our and our affiliates’ view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for our conventional fixed-rate debt. For additional information, see “Risk Factors — The estimated value of the securities is derived by reference to an internal funding rate” in this document. The value of the derivative or derivatives underlying the economic terms of the securities is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the securities on the pricing date is based on market conditions and other relevant factors and assumptions existing at that time. See “Risk Factors — The estimated value of the securities does not represent future values of the securities and may differ from others’ estimates” in this document.

The estimated value of the securities is lower than the original issue price of the securities because costs associated with selling, structuring and hedging the securities are included in the original issue price of the securities. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the securities. See “Risk Factors — The estimated value of the securities is lower than the original issue price (price to public) of the securities” in this document.

Secondary market prices of the securities:	For information about factors that will impact any secondary market prices of the securities, see “Risk Factors — Secondary market prices of the securities will be impacted by many economic and market factors” in this document. In addition, we generally expect that some of the costs included in the original issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the securities. The length of any such initial period reflects the structure of the securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the securities and when these costs are incurred, as determined by our affiliates. See “Risk Factors — The value of the securities as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the securities for a limited time period.”
Tax considerations:

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Based on current market conditions, in the opinion of our special tax counsel, your securities should be treated as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, although not free from doubt, the gain or loss on your securities should be treated as long-term capital gain or loss if you hold your securities for more than a year, whether or not you are an initial purchaser of securities at the issue price. However, the IRS or a court may not respect this treatment of the securities, in which case the timing and character of any income or loss on the securities could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to

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withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Withholding under legislation commonly referred to as “FATCA” may (if the securities are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the securities. Notwithstanding anything to the contrary in the accompanying product supplement, under a recent IRS notice, withholding under FATCA will not apply to payments of gross proceeds (other than any amount treated as interest) of a taxable disposition, including redemption at maturity, of the securities. You should consult your tax adviser regarding the potential application of FATCA to the securities.

Supplemental use of proceeds and hedging:

The securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the securities. See “How the Buffered Jump Securities Work” in this document for an illustration of the risk-return profile of the securities and “10-Year U.S. Dollar ICE Swap Rate Overview” in this document for a description of the market exposure provided by the securities.

The original issue price of the securities is equal to the estimated value of the securities plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers and the structuring fee, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities, plus the estimated cost of hedging our obligations under the securities.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement.
Supplemental plan of distribution:

Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the securities in the secondary market, but is not required to do so. JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to Morgan Stanley Wealth Management. In addition, Morgan Stanley Wealth Management will receive a structuring fee as set forth on the cover of this document for each security.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the securities and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “— Supplemental use of proceeds and hedging” above and “Use of Proceeds and Hedging” in the accompanying product supplement.

Validity of the Notes:	In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the notes offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 24, 2016, which was filed as an exhibit to the Registration Statement on Form S-3 by us on February 24, 2016.
Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (800) 869-3326).
Where you can find more information:

You should read this document together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement, each dated April 15, 2016, relating to our Series E medium-term notes of which these securities are a part, and the more detailed information contained in the accompanying product supplement dated April 15, 2016.

This document, together with the documents listed below, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” section of the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

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You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

• Product supplement no. 4-I dated April 15, 2016:

http://www.sec.gov/Archives/edgar/data/19617/000095010316012644/crt_dp64831-424b2.pdf

• Prospectus supplement and prospectus, each dated April 15, 2016:

http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.

As used in this document, “we,” “us” and “our” refer to JPMorgan Chase & Co.

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